Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2017 Results; Increases Quarterly Dividend by 7.5 Percent and Planned 2018 Share Repurchases to $2 Billion; Announces Preliminary 2017 Year-End Reserves and Bolt-On Transaction in Alaska

HOUSTON--(BUSINESS WIRE)--February 1, 2018--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2017 earnings of $1.6 billion, or $1.32 per share, compared with a fourth-quarter 2016 net loss of $35 million, or ($0.03) per share. Excluding special items, fourth-quarter 2017 adjusted earnings were $0.5 billion, or $0.45 per share, compared with a fourth-quarter 2016 adjusted net loss of $0.3 billion, or ($0.26) per share. Special items for the current quarter were primarily driven by benefits from U.S. tax reform and the settlement of Ecuador arbitration.

Full-year 2017 earnings were a net loss of $0.9 billion, or ($0.70) per share, compared with a full-year 2016 net loss of $3.6 billion, or ($2.91) per share. Excluding special items, full-year 2017 adjusted earnings were $0.7 billion, or $0.60 per share, compared with a full-year 2016 adjusted net loss of $3.3 billion, or ($2.66) per share.

Shareholder Distributions

Consistent with the company’s returns-focused value proposition and strategic priorities, ConocoPhillips announced an increase in its distributions to shareholders, consisting of an increase to the quarterly dividend and an increase in the previously announced planned 2018 share repurchases.

The board of directors approved a 7.5 percent increase to the quarterly dividend, from 26.5 cents to 28.5 cents per share. The dividend is payable on March 1, 2018 to stockholders of record at the close of business on Feb. 12, 2018.

The company expanded its previously announced 2018 share repurchases by 33 percent, from $1.5 billion to $2.0 billion.

Reserves Update

Preliminary 2017 year-end proved reserves are 5.0 billion barrels of oil equivalent (BOE). The total reserve replacement ratio, including a reduction of 1.9 billion BOE from dispositions, is expected to be a negative 168 percent. Excluding disposition impacts, the organic reserve replacement ratio is expected to be a positive 200 percent. Excluding disposition impacts and market factors, replacement from net additions is expected to be a positive 117 percent.

Net additions excluding market factors and dispositions are expected to be 605 million BOE, approximately 70 percent of which are from Lower 48 unconventional assets and 15 percent from assets in the Asia Pacific and Middle East segment. Market factors increased reserves by an additional 431 million BOE. These were primarily related to increased commodity prices across North American assets.

Final information related to the company’s 2017 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in late February.

Bolt-On Transaction in Alaska

The company also announced it has signed a definitive agreement with Anadarko Petroleum Corporation (NYSE: APC) to acquire its 22 percent nonoperated interest in the Western North Slope of Alaska, as well as its interest in the Alpine pipeline, for $400 million in cash, before customary adjustments. The transaction is subject to regulatory approval, and has an effective date of Oct. 1, 2017. In 2017, the gross daily production from these assets was 63 thousand barrels of oil equivalent per day (MBOED). In addition, ConocoPhillips will have 100 percent interest in approximately 1.2 million acres of exploration and development lands, including the Willow discovery.

Full-Year 2017 Summary

  Achieved full-year production excluding Libya of 1,356 MBOED; underlying production excluding the impact of closed and planned dispositions grew 19 percent on a production per debt-adjusted share basis and 3 percent overall.
  Cash provided by operating activities exceeded capital expenditures by $2.5 billion, and exceeded capital expenditures and dividends by $1.2 billion.
  Paid down $7.6 billion of balance sheet debt, ending the year with debt of $19.7 billion.
  Generated $16 billion from asset dispositions.
  Announced preliminary year-end proved reserves of 5.0 billion BOE.
  Repurchased $3 billion of shares; reduced ending share count by 5 percent year-over-year.
  Reached settlement on Ecuador arbitration for $337 million.

“2017 was a very successful year by all measures,” said Ryan Lance, chairman and chief executive officer. “We accelerated our disciplined, returns-focused value proposition and delivered on our strategic priorities. We transformed our portfolio, strengthened our balance sheet, returned 61 percent of cash flow from operations to shareholders through our dividend and buyback program, and achieved our operational milestones, including 200 percent organic reserve replacement.”

Lance continued, “We entered 2018 with strong operational and financial momentum. While the outlook for commodity prices has improved, our operating plan remains unchanged and we have already taken clear actions to demonstrate our commitment to maintain discipline and follow our priorities. Since the year began, we’ve paid down $2.25 billion of additional debt, raised our quarterly dividend rate by 7.5 percent, increased our planned 2018 share buybacks to $2 billion, and announced an attractive bolt-on transaction in a high-quality, legacy asset with significant exploration upside. We are focused on safely executing our 2018 operational and financial plan, which is designed to generate top-tier growth in free cash flow and production per debt-adjusted share, while delivering superior returns and a compelling payout to shareholders.”

Fourth-Quarter Review

Production excluding Libya for the fourth quarter of 2017 was 1,219 MBOED, a decrease of 368 MBOED compared with the same period a year ago. The fourth-quarter volume impact from closed and planned dispositions was 14 MBOED in 2017 and 427 MBOED in 2016. Excluding the impact of dispositions, underlying production increased 45 MBOED, or 4 percent. The increase came from the ramp up of major projects and development programs, which more than offset normal field decline and downtime. Production from Libya was 37 MBOED.

In Alaska, first production was achieved from 1H NEWS and additional wells were brought online at CD-5. In Lower 48, the company acquired additional early life-cycle unconventional acreage to support future development. In Canada, record production levels were achieved at Surmont and exploration drilling progressed in the Montney. In Norway, the first well was spud at Aasta Hansteen and in Malaysia the final well was spud for the initial Malikai drilling campaign.

Earnings were higher compared with the fourth quarter of 2016 due to benefits from U.S. tax reform, higher realized prices and the settlement of the Ecuador arbitration. The U.S. tax reform non-cash benefit was approximately $0.9 billion, primarily resulting from the revaluation of deferred taxes at the lower 21 percent federal statutory rate. Adjusted earnings were improved compared with fourth-quarter 2016 primarily due to higher realized prices, higher underlying production, and lower depreciation expense. The company’s total realized price was $46.10 per BOE, compared with $32.93 per BOE in the fourth quarter of 2016, reflecting higher average realized prices across all commodities.

For the quarter, cash provided by operating activities was $2.5 billion, exceeding $1.5 billion in capital expenditures and investments and $0.3 billion of dividends. In addition, the company repaid debt of $1.3 billion, repurchased company common stock for $1.0 billion, sold $0.8 billion of short-term investments and received proceeds from asset dispositions of $0.1 billion.

Full-Year Review

Production excluding Libya for 2017 was 1,356 MBOED, compared with 1,567 MBOED for the same period in 2016. The full-year volume impact from closed and planned dispositions was 191 MBOED in 2017 and 434 MBOED in 2016. Excluding the impact of dispositions, underlying production increased 32 MBOED, or 3 percent. The increase was a result of major projects, development programs and improved well performance, which more than offset normal field decline. Production from Libya was 21 MBOED.

The company’s total realized price during 2017 was $39.19 per BOE, compared with $28.35 per BOE in 2016. This reflected higher average realized prices across all commodities.

In 2017, cash provided by operating activities was $7.1 billion, exceeding $4.6 billion in capital expenditures and investments and dividends of $1.3 billion. In addition, the company received cash proceeds from asset dispositions of $13.9 billion, paid $7.9 billion to reduce debt, repurchased company common stock for $3.0 billion, purchased a net $1.8 billion in short-term investments, and contributed $0.6 billion to the U.S. pension fund. At year-end 2017, ConocoPhillips had $6.3 billion of cash and cash equivalents, and $1.9 billion of short-term investments. In addition, the company held 208 million common shares of Cenovus Energy.

Outlook

Full-year 2018 production is expected to be 1,195 to 1,235 MBOED. This results in approximately 5 percent growth compared with full-year 2017 underlying production, which excludes disposition impacts of 191 MBOED. First-quarter 2018 production is expected to be 1,180 to 1,220 MBOED. Production guidance for 2018 excludes Libya.

Guidance for 2018 production and operating expenses and 2018 adjusted operating cost is $5.7 billion.

The company’s 2018 guidance for capital expenditures is $5.5 billion; corporate segment net expense is $1.2 billion or $1.0 billion adjusted corporate segment net expense; depreciation, depletion and amortization is $5.8 billion; and exploration dry hole and leasehold impairment expense is $0.2 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EST to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $73 billion of total assets, and approximately 11,400 employees as of Dec. 31, 2017. Production excluding Libya averaged 1,356 MBOED as of Dec. 31, 2017, and preliminary proved reserves were 5.0 billion BOE as of Dec. 31, 2017. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; international monetary conditions and exchange rate fluctuations; our ability to liquidate the common stock issued to us by Cenovus Energy Inc at prices we deem acceptable, or at all; our ability to complete the sale of our announced dispositions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions or our remaining business; business disruptions during or following our announced dispositions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, replacement from net additions and organic reserve replacement. Operating costs is defined by the Company as the sum of production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Replacement from net additions is defined by the Company as a ratio representing the net change in proved reserves excluding production, sales and market factors divided by production. Organic reserve replacement is defined by the Company as a ratio representing the net change in proved reserves excluding dispositions and divided by production.

The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs, and adjusted operating costs are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company further believes that the non-GAAP measure adjusted operating costs provides a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. The Company believes that the non-GAAP measure replacement from net additions is useful to investors to help understand how net additions to the Company’s reserves from all sources other than changes in market factors, such as price, and dispositions compare with the Company’s production. The Company believes replacement from net additions, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company believes that the non-GAAP measure organic reserve replacement is useful to investors to help understand how net additions to the Company’s reserves from all sources other than changes in dispositions compare with the Company’s production. The Company believes organic reserve replacement, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.

The release also contains the terms underlying production, production per debt-adjusted share and free cash flow. Underlying production excludes Libya and closed and planned dispositions. Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. Free cash flow is cash provided by operating activities excluding operating working capital in excess of capital expenditures and investments. The Company believes that free cash flow is useful to investors as it provides measures to compare cash provided by operating activities excluding operating working capital after deduction of capital expenditures and investments across periods on a consistent basis. The Company believes that underlying production is useful to investors to compare production excluding Libya and the full impact of closed and planned dispositions on a consistent go-forward basis with peer companies. The Company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q17				4Q16				2017 FY				2016 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$1,579	1.32			(35)	(0.03)			(855)	(0.70)			(3,615)	(2.91)
Adjustments:
Impairments	89	(26)	63	0.05	(122)	70	(52)	(0.04)	6,600	(1,507)	5,093	4.17	566	(185)	381	0.31
Pension settlement expense	14	(4)	10	0.01	52	(15)	37	0.03	130	(38)	92	0.08	203	(61)	142	0.11
Restructuring	(1)	-	(1)	0.00	13	(5)	8	0.01	43	(15)	28	0.02	158	(54)	104	0.08
Rig termination	-	-	-	-	-	-	-	-	43	(15)	28	0.02	134	(47)	87	0.07
Net gain on asset sales	-	-	-	-	(146)	8	(138)	(0.11)	(2,086)	(441)	(2,527)	(2.07)	(239)	33	(206)	(0.16)
Pending claims and settlements	(337)	-	(337)	(0.28)	-	-	-	-	(330)	(90)	(420)	(0.34)	(13)	5	(8)	(0.01)
Premiums on early debt retirement	17	(4)	13	0.01	-	-	-	-	302	(64)	238	0.19	-	-	-	-
Nova Scotia deepwater exploration exit	-	-	-	-	-	-	-	-	-	(114)	(114)	(0.09)	-	-	-	-
APLNG tax functional currency change	-	-	-	-	-	-	-	-	-	-	-	-	174	-	174	0.14
Malaysia deferred tax recognition	-	-	-	-	-	(47)	(47)	(0.04)	-	-	-	-	-	(47)	(47)	(0.04)
Minnesota iron ore reversionary interest	-	-	-	-	(92)	1	(91)	(0.08)	-	-	-	-	(92)	1	(91)	(0.07)
International tax law changes	-	-	-	-	-	-	-	-	-	-	-	-	-	(161)	(161)	(0.13)
U.S. Tax Reform	-	(852)	(852)	(0.71)	-	-	-	-	-	(852)	(852)	(0.70)	-	-	-	-
Deferred tax adjustment	-	65	65	0.05	-	-	-	-	-	28	28	0.02	-	(68)	(68)	(0.05)
Adjusted earnings / (loss)			$540	0.45			(318)	(0.26)			739	0.60			(3,308)	(2.66)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	FY 2017	FY 2018 Guidance

Production and operating expenses	5,173	5,050
Adjustments:
Selling, general and administrative (G&A) expenses	561	350
Exploration G&A, G&G and lease rentals	372	300
Operating costs	6,106	5,700

Adjustments to exclude special items:
Less restructuring	(43)	-
Less pension settlement expense	(130)	-
Less rig termination	(43)	-
Adjusted operating costs	5,890	~5,700

ConocoPhillips
Table 3: Reconciliation of adjusted corporate segment net expense
$ Millions, Except as Indicated

	FY 2017	FY 2018 Guidance

Corporate and Other earnings	(2,136)	(1,150)

Adjustments to exclude special items:
Less pension settlement expense	130	60
Less premiums on early debt retirement	302	225
Less pending claims and settlements	(10)	-
Less licensing revenue	-	(100)
Less tax on special items	774	(35)
Adjusted corporate segment net expense	(940)	~(1,000)

ConocoPhillips
Table 4: Reconciliation of preliminary year-end reserves to replacement from additions
MMBOE, Except as Indicated

End of 2016	6,424
End of 2017	5,038
Change in reserves	(1,386)

Production[1]	518
Change in reserves excluding production[1]	(868)
Total reserve replacement ratio	-168%

Sales	(1,904)
Changes in reserves excluding production[1] and sales	1,036
Organic reserve replacement ratio	200%

Market factors	431
Changes in reserves excluding production[1], sales and market factors	605
Replacement from additions	117%

[1] Production includes fuel gas and Libya

ConocoPhillips
Table 5: Reconciliation of dry hole and leasehold impairment
$ Millions, Except as Indicated

	FY 2017	FY 2018 Guidance

Dry holes	430	150
Leasehold impairment	136	50
Dry hole and leasehold impairment	566	200

Adjustment to exclude special items:
Less impairments	(89)	-
Adjusted dry hole and leasehold impairment	477	~200

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Andy O’Brien, 281-293-5000 (investors)
andy.m.obrien@conocophillips.com